UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report : May 28, 2004

Date of earliest event reported : May 14, 2004

Plains Exploration & Production Company

(Exact Name of Registrant as Specified in Charter)

Delaware	33-0430755
(State or Other Jurisdiction	(IRS Employer
of Incorporation)	Identification No.)

001-31470

(Commission

File Number)

700 Milam Street, Suite 3100

Houston, Texas 77002

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (832) 239-6000

Item 2. Acquisition or Disposition of Assets

On May 14, 2004, Plains Exploration & Production Company, or PXP, acquired Nuevo Energy Company, or Nuevo, pursuant to an Agreement and Plan of Merger, dated February 12, 2004, as amended April 9, 2004. In the transaction, each Nuevo common share was converted into 1.765 shares of PXP common stock. In connection with the merger, PXP issued approximately 36.5 million PXP common shares, giving Nuevo stockholders ownership of approximately 48% of the combined company. As a result of the merger, Nuevo became a wholly owned subsidiary of PXP. PXP had 77.0 million outstanding common shares after closing. The transaction is being accounted for as a purchase of Nuevo by PXP.

Prior to the acquisition, Nuevo was engaged in the acquisition, exploitation, exploration, development and production of oil and gas reserves, with proved reserves primarily located onshore and offshore California and in West Texas. As of December 31, 2003, Nuevo had estimated total net proved reserves of 208 MMBOE, of which approximately 87% was oil and approximately 89% were proved developed. Nuevo common stock was quoted on the New York Stock Exchange under the symbol “NEV.”

Item 7. Financial Statements and Exhibits

(a) Financial Statements of the Business Acquired. To be filed by amendment to this Current Report on Form 8-K.

(b) Pro Forma Financial Information. To be filed by amendment to this Current Report on Form 8-K.

(c) Exhibits.

2.1	Agreement and Plan of Merger, dated February 12, 2004, by and among PXP, PXP California Inc. and Nuevo, as amended April 9, 2004 (incorporated herein by reference to PXP’s Amendment No. 1 to Registration Statement on Form S-4, filed on April 12, 2004).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: May 28, 2004	/s/ Cynthia A. Feeback

Cynthia A. Feeback Senior Vice President – Accounting